                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-40331
PROSPECTUS SUPPLEMENT
(To Prospectus Dated December 12, 1997)




CENTURY BUSINESS SERVICES, INC.

1,785,714 SHARES OF COMMON STOCK AND
900,000 COMMON STOCK WARRANTS


This prospectus supplement relates to 1,785,714 shares of common stock and warrants to purchase an additional 900,000 shares of common stock that we are offering to Jackson National Life Insurance Company at an aggregate price of $25,000,000. This offering will result in $24,975,000 aggregate net proceeds (after deducting estimated expenses) to us.

Our common stock is traded on the Nasdaq National Market under the symbol
"CBIZ".


THIS INVESTMENT INVOLVES RISK. CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE S-4 OF THIS PROSPECTUS SUPPLEMENT.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common stock or warrants or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
















            The date of this prospectus supplement is March 5, 1999.

         IN MAKING YOUR INVESTMENT DECISION, YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR CONTAINED OR REFERRED TO IN THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY OTHER INFORMATION. IF YOU RECEIVE ANY UNAUTHORIZED INFORMATION, YOU MUST NOT RELY ON IT.

         ANY STATEMENT CONTAINED IN A DOCUMENT REFERRED TO IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TO BE CONSIDERED MODIFIED OR REPLACED TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT MODIFIES OR REPLACES SUCH STATEMENT. ANY STATEMENT SO MODIFIED OR REPLACED IS NOT TO BE CONSIDERED, EXCEPT AS SO MODIFIED OR REPLACED, TO BE A PART OF THIS PROSPECTUS SUPPLEMENT.

         WE ARE OFFERING TO SELL OUR COMMON STOCK AND WARRANTS ONLY IN PLACES WHERE SALES ARE PERMITTED.

         YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THESE DOCUMENTS.

                              ---------------------

                                TABLE OF CONTENTS


                                                                           Page
                                                                           ----
                              PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary............................................. S-3
Risk Factors.............................................................. S-4
Use of Proceeds........................................................... S-5
Price Range of Common Stock............................................... S-5
Dividend Policy........................................................... S-5
Description of Common Stock and Warrants.................................. S-6
Plan of Distribution...................................................... S-6
Legal Matters............................................................. S-6
Experts................................................................... S-6

                                   PROSPECTUS

The Company...............................................................   3
Use of Proceeds...........................................................   4
Ratio of Earnings to Fixed Charges........................................   4
Description of Debt Securities............................................   4
Description of Common Stock...............................................   7
Description of Warrants...................................................   8
Plan of Distribution......................................................   8
Legal Matters.............................................................  10
Experts...................................................................  10
Available Information.....................................................  10
Incorporation of Certain Documents by Reference...........................  11

                          PROSPECTUS SUPPLEMENT SUMMARY

         The following summary highlights information contained elsewhere in this prospectus supplement or the accompanying prospectus. It may not contain all of the information that you should consider before investing in our common stock and warrants. For a more complete discussion of the information you should consider before investing in our common stock and warrants, you should read this entire prospectus supplement, including the section entitled "Risk Factors," which sets forth important factors that could affect our business, operations and financial results, the accompanying prospectus and the documents referred to in the prospectus.

                                   THE COMPANY

         Century Business Services, Inc. is a diversified services company which, acting through its subsidiaries, provides professional outsourced business services primarily to small and medium-sized businesses, as well as individuals, governmental entities, and not-for-profit enterprises throughout the United States.

         We offer integrated services in the following areas:

         o     accounting, tax, valuation, and advisory services

         o     benefits administration and insurance services

         o     human resources and payroll services

         o     performance consulting services

         o     specialty insurance

         Our clients typically have fewer than 500 employees and prefer to focus their resources on the operation of their core business while allowing us to provide non-core administrative functions. In many instances, outsourcing administrative functions allows clients to enhance productivity, reduce costs and improve service, quality and efficiency with regard to their primary business without the distraction of providing administrative functions.

         Our goal is to be the nation's premier provider of outsourced business services to small and medium-sized companies. Our strategies to achieve this include:

         o     providing clients with a broad range of high quality services;

         o expanding locally by increasing (a) the number of clients we serve and (b) the number of services we provide to existing clients; and

         o     expanding nationally through an aggressive acquisition program.

         Century is incorporated under the laws of the State of Delaware. The address of our principal executive offices is 6480 Rockside Woods Boulevard South, Suite 330, Cleveland, Ohio 44131, and our telephone number is (216) 447-9000.

         Additional information concerning us and our subsidiaries is included in our reports filed with the Securities and Exchange Commission and other documents referred to in this prospectus supplement and the accompanying prospectus.

                                  RISK FACTORS

         The following are factors that may affect our actual operating results and could cause results to differ materially from those in any forward-looking statements. There may be other factors, and new risk factors may emerge in the future. You should carefully consider the specific factors set forth below, as well as the other information contained elsewhere in this prospectus supplement and the information and risk factors contained or referred to in the accompanying prospectus, before making an investment in the common stock and warrants.


YOU MAY NOT BE ABLE TO EXERCISE THE WARRANTS UNDER STATE AND FEDERAL SECURITIES LAWS.

         The warrants may not be exercised to purchase shares of our common stock unless at the time of exercise we have an effective registration statement on file with the Securities and Exchange Commission and an available prospectus covering such shares of common stock. We have agreed to use our best efforts to have all such shares of common stock so registered at all times prior to the expiration of the applicable exercise period and to make available a current prospectus relating to them. However, there can be no assurance that we will be able to maintain an effective registration statement or make available a current prospectus relating to such shares of common stock at all such times. If an effective registration statement or current prospectus is not available when you want to exercise the warrants, applicable securities laws will prohibit exercise until such time that an effective registration statement and current prospectus become available. In addition, no warrants shall be exercisable in any state where such exercise would be unlawful.

A MARKET FOR OUR WARRANTS MAY NOT DEVELOP OR BE SUSTAINED.

         The warrants will be new securities for which there is currently no market. We do not intend to apply for listing of the warrants on any securities exchange or to seek approval for quotation through any automated quotation system. An active public market for our warrants may not develop or be sustained after this offering. If an active market for the warrants does not develop, the market price and liquidity of the warrants will be adversely affected.

WE HAVE SHARES ELIGIBLE FOR FUTURE SALE THAT COULD ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.

         Future sales or issuances of common stock, or the perception that sales could occur, could adversely affect the market price of our common stock and dilute the percentage ownership held by our stockholders. We cannot be sure when sales will occur, how many shares will be sold, or the effect that sales may have on the market price of our common stock. As of March 4, 1999, we have registered under the Securities Act the following shares of common stock for the following purposes:

         o approximately 37,953,889 shares are registered for resale from time to time by selling stockholders under various shelf registration statements;

         o $125 million in shares of our common stock, debt securities, and warrants to purchase common stock or debt securities, are registered for sale from time to time by us to the public under our universal shelf registration statement, including the $25 million in shares of common stock and warrants offered by this prospectus supplement; and

         o approximately 3,937,495 shares are registered for sale from time to time by us in connection with acquisitions under our acquisition shelf registration statement.

         All of these shares may be sold at any time.

                                 USE OF PROCEEDS

         The net proceeds from this offering are estimated to be approximately $24,975,000, after deducting estimated expenses. The net proceeds will be added to our general funds to be used for general corporate purposes, working capital requirements and the cash portion of acquisitions. Pending such application, the net proceeds may be invested in short-term marketable securities.

                           PRICE RANGE OF COMMON STOCK

         Our common stock is listed on the Nasdaq National Market under the symbol "CBIZ". The following table sets forth, for the periods indicated, the high and low sale prices per share (as adjusted for all stock splits to date) as reported on the Nasdaq National Market.

                                                                    HIGH       LOW
                                                                    ----       ---
YEAR ENDED DECEMBER 31, 1997:
     First Quarter................................................  $15.13     $ 9.88
     Second Quarter...............................................  $11.50     $ 7.88
     Third Quarter................................................  $11.75     $ 7.88
     Fourth Quarter...............................................  $17.25     $ 8.75

YEAR ENDED DECEMBER 31, 1998:
     First Quarter................................................  $18.25     $13.94
     Second Quarter...............................................  $20.19     $16.38
     Third Quarter................................................  $25.38     $17.50
     Fourth Quarter...............................................  $20.38     $ 8.88

YEAR ENDED DECEMBER 31, 1999:
     First Quarter through March 3, 1999..........................  $15.25     $10.50

         As of February 2, 1999, there were approximately 10,090 shareholders of record of our common stock.


                                 DIVIDEND POLICY

         We have not paid cash dividends on our common stock since April 27, 1995, and we do not anticipate paying cash dividends in the foreseeable future. Our board of directors decides on the payment and level of dividends on common stock. The board's decision is based on our results of operations and financial condition among other things. In addition, our credit facility contains restrictions on our ability to pay dividends. We currently intend to retain future earnings to finance the ongoing operations and growth of the business. Any future determination as to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including our future earnings, capital requirements, financial condition and future prospects, restrictions on dividend payments pursuant to any of our credit or other agreements and such other factors as our board of directors may deem relevant.

                    DESCRIPTION OF COMMON STOCK AND WARRANTS

         A description of our common stock is set forth and referred to in the accompanying prospectus.

         The warrants represent a new issue of securities by us. Each warrant will give you the right to purchase one share of our common stock at any time prior to its expiration at the exercise prices set forth below:


                                           PER SHARE          NUMBER OF
           EXPIRATION DATE               EXERCISE PRICE       WARRANTS
           ---------------               --------------       ---------

      Three years after issuance             $20.00            300,000
      Four years after issuance              $25.00            300,000
      Five years after issuance              $30.00            300,000


The warrants are entitled to the benefit of adjustments in their respective exercise prices and in the number of shares of common stock or other securities deliverable upon exercise in the event of a stock dividend, stock split, combination, reclassification, exchange, substitution, reorganization, merger, consolidation, sale of assets or sales below current market value.

                              PLAN OF DISTRIBUTION

         We will offer and sell the 1,785,714 shares of common stock and warrants to purchase an additional 900,000 shares of common stock to Jackson National in a negotiated transaction under the terms of a purchase agreement dated as of March 5, 1999. We have not engaged any underwriters, agents, brokers or dealers in connection with this transaction. Thus, we will not pay any underwriting discounts, commissions, fees or other items constituting compensation to any underwriters, agents, brokers or dealers in connection with this transaction. The common stock will be listed on the Nasdaq National Market; however, there is not an established market for the warrants and we will not seek to list the warrants on any securities exchange.

         In connection with the purchase agreement, you have agreed not to sell, assign, transfer or pledge your shares of common stock, warrants or shares of common stock issuable upon exercise of the warrants without our consent for a period of two years with respect to 892,857 shares of common stock and 450,000 warrants, or shares of common stock issued upon exercise of such warrants, and for a period of one year with respect to all 1,785,714 shares of common stock and 900,000 warrants, and the shares of common stock issued upon exercise of such warrants. According to the terms of such lockup agreement, however, you may sell all of such securities upon the occurrence of certain events relating to the ownership and operation of our business.

                                  LEGAL MATTERS

         The validity of the common stock and warrants offered hereby has been passed upon by Akin, Gump, Strauss, Hauer & Feld, L.L.P. Rick L. Burdick, a partner of Akin, Gump, Strauss, Hauer & Feld, L.L.P., is a director of Century and is the beneficial owner of 3,500 shares of common stock, warrants to purchase 5,534 shares of common stock and options to purchase 50,000 shares of common stock.

                                     EXPERTS

         Our consolidated and combined financial statements and schedules as of December 31, 1998 and 1997, and for each of the years in the three year period ended December 31, 1998 are incorporated by reference in the accompanying prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference therein, upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS
DECEMBER 12, 1997

                                  $125,000,000

                     INTERNATIONAL ALLIANCE SERVICES, INC.

                                DEBT SECURITIES
                                  COMMON STOCK
                                    WARRANTS

     International Alliance Services, Inc. (the "Company" or "IASI") may offer and issue from time to time (i) debt securities of the Company ("Debt Securities"), consisting of debentures, notes, bonds and other unsecured evidences of indebtedness in one or more series, (ii) shares of common stock, par value $.01 per share of the Company ("Common Stock"), and (iii) warrants to purchase Debt Securities or Common Stock ("Warrants"). The foregoing securities are collectively referred to as the "Securities." Any Securities may be offered with other Securities or separately. The Securities will be offered at an aggregate initial offering price not to exceed $125,000,000.

      SEE "RISK FACTORS" IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES.

     Certain terms of any Debt Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement including, without limitation, the specific designation, aggregate principal amount, purchase price, currency of payment, denomination, maturity, interest rate (which may be fixed or variable) and time of payment of interest (if any), guarantees thereof (if any), terms (if any) for the subordination, redemption, purchase or conversion thereof, listing (if any) on a securities exchange, additional or different covenants and events of default, and any other material terms of the Debt Securities. The purchase price of any Common Stock in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement. The Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to the Securities covered by the Prospectus Supplement.

     The Company's Common Stock is quoted on The Nasdaq National Market under the symbol "IASI." Any Common Stock offered hereby will be listed, subject to official notice of issuance, on The Nasdaq National Market.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

     The Securities may be sold on a negotiated or competitive bid basis to or through underwriters or dealers designated from time to time or to other purchasers directly or through agents designated from time to time. Certain terms of any offering and sale of the Securities, including, where applicable, the names of the underwriters, dealers or agents, if any, the principal amount or number of shares to be purchased, the purchase price of the Securities, the proceeds to the Company from such sale and any applicable commissions, discounts and other items constituting compensation of such underwriters, dealers or agents will also be set forth in an accompanying Prospectus Supplement.

     THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

                                  THE COMPANY

OVERVIEW

     IASI is a leading provider of outsourced business services to small and medium sized companies throughout the United States. The Company provides integrated services in the following areas: accounting systems, advisory and tax; employee benefits design and administration; human resources; information technology systems; payroll; specialty insurance; valuation; and workers' compensation. These services are provided through a network of over 65 Company offices in 25 states, as well as through its subsidiary Comprehensive Business Services ("Comprehensive"), a franchisor of accounting services with approximately 250 franchisee offices located in 40 states. As of December 9, 1997, the Company served approximately 60,000 clients, of which approximately 24,000 are served through the Comprehensive franchisee network. Management estimates that its clients employ over 800,000 employees, including 240,000 employed by clients of the Comprehensive franchise network.

     The Company's clients typically have fewer than 500 employees, and prefer to focus their scarce resources on operational competencies while allowing IASI to provide non-core administrative functions. In many instances, outsourcing administrative functions allows clients to enhance productivity, reduce costs, and improve service, quality and efficiency. Depending on a client's size and capabilities, it may choose to utilize all or a portion of the Company's broad array of services, which it typically accesses through a single Company representative.

     Pursuant to a strategic redirection of the Company initiated in November 1996, the Company began its acquisition program to expand its operations rapidly in the outsourced business services industry from its existing insurance platform. From November 1, 1996 through September 30, 1997, the Company acquired the businesses of 23 companies representing over $90 million in revenues. The Company's acquisition program typically focuses on (i) market entry acquisitions in which the Company establishes a significant presence in a city or (ii) follow-on acquisitions of additional service providers in areas where the Company's presence is established, increasing the number of clients served and services offered in such markets. The Company seeks to acquire profitable, well-run companies and to continue to employ their existing management teams, providing them with incentive by utilizing restricted IASI Common Stock for a large portion of the consideration for the acquisitions. The Company believes that substantial additional acquisition opportunities exist throughout the United States for several reasons, including the highly fragmented nature of the industry, the advantages of economies of scale, and the desire of many long-time owners for liquidity. The Company has completed from October 1, 1997 through December 9, 1997, or has announced as pending, an additional 20 acquisitions representing over $78 million in revenues.

     The outsourced business services industry in which the Company currently operates is highly fragmented with approximately 600,000 outsourcing establishments collectively generating approximately $300 billion in annual revenue and has grown at a compound annual rate in excess of 9% since 1992. The Company believes that this growth reflects the following trends: (i) more companies are now utilizing outsourced business services, (ii) companies that have traditionally used a limited amount of outsourced business services are now utilizing a broader array of such services, and (iii) the number of small and medium sized businesses in the United States continues to grow.

     The Company's goal is to be the nation's premier provider of outsourced business services to small and medium sized companies. The Company's strategies to achieve this goal include: (i) continuing to provide clients with a broad range of high quality services, (ii) continuing to expand locally through internal growth by increasing the number of clients it serves and increasing the number of services it provides to existing clients, and (iii) continuing to expand nationally through an aggressive acquisition program.

     Effective December 31, 1997, the name of the Company will be changed to "Century Business Services, Inc.", and the symbol of the Company will be changed to "CBIZ." The Company's principal executive offices are located at 10055 Sweet Valley Drive, Valley View, Ohio 44125, and its telephone number is (216) 447-9000.

                                USE OF PROCEEDS

     Unless a Prospectus Supplement indicates otherwise, the net proceeds to be received by the Company from the issue and sale from time to time of the Securities will be added to the general funds of the Company to be used for general corporate purposes, working capital requirements and the cash portion of acquisitions. Pending such application, such net proceeds may be invested in short-term marketable securities. Each Prospectus Supplement will contain specific information concerning the use of proceeds from the sale of Securities to which it relates.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the Company's historical ratio of earnings to fixed charges for the three years ended December 31, 1996, and the nine months ended September 30, 1996 and 1997:

                                                                             NINE MONTHS
                                                                                ENDED
                                                YEAR ENDED DECEMBER 31,     SEPTEMBER 30,
                                               -------------------------    -------------
                                                1994     1995      1996     1996     1997
                                               ------    -----    ------    -----    ----
Ratio(1).....................................  187.3     78.6     113.3     463.0    41.8

---------------

(1) For purposes of computing the ratio of earnings to fixed charges, earnings consist of pretax income from continuing operations adjusted to exclude interest expense. Fixed charges consist of interest expense on capitalized lease obligations and debt borrowings.

                         DESCRIPTION OF DEBT SECURITIES

     The following sets forth certain general terms and provisions of the Indenture (as defined herein) under which the Debt Securities are to be issued. The particular terms of the Debt Securities will be set forth in a Prospectus Supplement relating to such Debt Securities.

     The Debt Securities are to be issued under one or more Indentures, as amended or supplemented from time to time (the "Indenture"), to be entered into between the Company, the guarantors (as defined below), if any, and Star Bank, N.A., as trustee, (together with any other trustee(s) chosen by the Company, qualified to act as such under the Trust Indenture Act of 1939, as amended (the "TIA") and appointed in a supplemental indenture with respect to a particular series, the "Trustee"). The form of Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and will be available for inspection at the corporate trust office of the Trustee, or as described above under "Available Information." The Indenture is subject to, and governed by, the TIA. The Company will execute an Indenture if and when the Company issues any Debt Securities. The statements made hereunder relating to the Indenture and the Debt Securities to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture (including those terms made a part of the Indenture by reference to the TIA) and such Debt Securities. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture. References below to an "Indenture" are deemed to constitute a reference to the applicable Indenture under which a particular series of Debt Securities is issued.

GENERAL

     The Debt Securities will be unsecured obligations of the Company. The Debt Securities may be issued in one or more series. Specific terms of each series of Debt Securities will be contained in authorizing resolutions or a supplemental indenture relating to that series. There will be Prospectus Supplements relating to particular series of Debt Securities. Each Prospectus Supplement will describe, as to the Debt Securities to which it relates: (i) the title of the Debt Securities; (ii) any limit upon the aggregate principal amount of a series of Debt Securities which may be issued; (iii) the date or dates on which principal of the Debt Securities will be payable and the amount of principal which will be payable; (iv) the rate or rates (which may be fixed or variable) at which the Debt Securities will bear interest, if any, as well as the dates from which interest will accrue, the dates on which interest will be payable and the record date for the interest payable on any payment date; (v) the currency or currencies in which principal, premium, if any, and interest, if any, will be paid; (vi) the place or places where principal, premium, if any, and interest, if any, on the Debt Securities will be payable and where Debt Securities which are in registered form can be presented for registration of transfer or exchange and the identification of any depository or depositories for any global debt securities; (vii) any provisions regarding the right of the Company to redeem or purchase Debt Securities or of holders to require the Company to redeem Debt Securities; (viii) the right, if any, of holders of the Debt Securities to convert them into stock or other securities of the Company, including any provisions intended to prevent dilution of the conversion rights or otherwise; (ix) any provisions by which the Company will be required or permitted to make payments to a sinking fund which will be used to redeem Debt Securities or a purchase fund which will be used to purchase Debt Securities;
(x) the percentage of the principal amount at which Debt Securities will be issued and, if other than the full principal amount thereof, the percentage of the principal amount of the Debt Securities which is payable if maturity of the Debt Securities is accelerated because of a default; (xi) the terms, if any, upon which Debt Securities may be subordinated to other indebtedness of the Company; (xii) any additions to, modifications of or deletions from the terms of the Debt Securities with respect to Events of Default or covenants or other provisions set forth in the Indenture; and (xiii) any other material terms of the Debt Securities, which may be different than the terms set forth in this Prospectus.

     Each Prospectus Supplement will describe, as to the Debt Securities to which it relates, any guarantees (the "Guarantees") by certain direct and indirect subsidiaries of the Company which may guarantee the Debt Securities (the "Guarantors"), including the terms of subordination, if any, of any such Guarantee.

EVENTS OF DEFAULT AND REMEDIES

     An Event of Default with respect to any series of Debt Securities is defined in the Indenture as being (i) default for a period of 30 days in payment of any interest on any Debt Security of such series when it becomes due and payable, (ii) default in payment of the principal of (or premium, if any), on any of the Debt Securities of such series at its maturity (iii) default in the deposit of any sinking fund payment, when and as due by the terms of any Debt Security of such series, (iv) default by the Company or any Guarantor for a period of 60 days after notice in the observance or performance of any other covenants in the Indenture relating to such series, and (v) certain events involving bankruptcy, insolvency or reorganization of the Company or certain Guarantors.

     The Indenture provides that if any Event of Default has occurred and is continuing with respect to any series of Debt Securities, the Trustee or the holders of not less than 25% in principal amount of such series of Debt Securities then outstanding may declare the principal of all the Debt Securities of such series to be due and payable immediately. However, the holders of a majority in principal amount of the Debt Securities of such series then outstanding by written notice to the Trustee and the Company may waive any Event of Default (other than any Event of Default in payment of principal or interest or in respect of certain covenants) with respect to such series of Debt Securities. Holders of a majority in principal amount of the then outstanding Debt Securities of any series may rescind an acceleration with respect to such series and its consequences (except an acceleration due to nonpayment of principal or interest on such series) if the rescission would not conflict with any judgment or decree and if all existing Events of Default with respect to such series have been cured or waived.

     The holders of a majority in principal amount of the Debt Securities of any series then outstanding will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee with respect to such series, subject to certain limitations specified in the Indenture.

DEFEASANCE OF INDENTURE

     The Indenture permits the Company and the Guarantors to terminate all of their respective obligations under the Indenture as they relate to any particular series of Debt Securities, other than the obligation to pay interest, if any, on and the principal of the Debt Securities of such series and certain other obligations, at any time by (i) depositing in trust with the Trustee, under an irrevocable trust agreement, money or U.S. Government Obligations in an amount sufficient to pay principal of and interest, if any, on the Debt Securities of such series to their maturity, and (ii) complying with certain other conditions, including delivery to the Trustee of an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

     In addition, the Indenture permits the Company and the Guarantors to terminate all of their respective obligations under the Indenture as they relate to any particular series of Debt Securities (including the obligations to pay interest, if any, on and the principal of the Debt Securities of such series and certain other obligations), at any time by (i) depositing in trust with the Trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of and interest, if any, on the Debt Securities of such series to their maturity, and (ii) complying with certain other conditions, including delivery to the Trustee of an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise, which opinion of counsel is based upon a change in the applicable federal tax law since the date of the Indenture.

TRANSFER AND EXCHANGE

     A holder will be able to transfer or exchange Debt Securities only in accordance with the provisions of the Indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required or permitted by the Indenture.

AMENDMENT, SUPPLEMENT AND WAIVER

     Subject to certain exceptions, the Indenture, the Debt Securities or the Guarantees of a particular series may be amended or supplemented with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Debt Securities) of the holders of at least a majority in principal amount of the Debt Securities of such series then outstanding, and any existing Default under, or compliance with any provision of the Indenture relating to a particular series of Debt Securities may be waived (other than any continuing Default or Event of Default in the payment of interest on or the principal of such Debt Securities) with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Debt Securities) of the holders of a majority in principal amount of the Debt Securities of such series then outstanding. Without the consent of any holder, the Company and the Trustee may amend or supplement the Indenture, the Debt Securities or the Guarantees to (i) evidence the succession of another Person to the Company, (ii) add to the covenants of the Company or to surrender a right or power of the Company, (iii) add any additional Events of Default, (iv) provide for Debt Securities in bearer form, (v) make any changes when no Debt Securities are outstanding or that do not apply to any Debt Securities previously entitled to such benefit, (vi) evidence the succession of another Trustee, or (vii) cure any ambiguity, defect or inconsistency.

     Without the consent of each holder affected, the Company and the Trustee may not (i) reduce the amount of Debt Securities of such series whose holders must consent to an amendment, supplement or waiver, (ii) reduce the rate of or change the time for payment of interest, (iii) reduce the principal of or change the fixed maturity of any Debt Security or alter the provisions with respect to redemptions or mandatory offers to repurchase Debt Securities pursuant to certain covenants set forth in the Indenture, (iv) make any Debt Security payable in money other than that stated in the Debt Security, (v) modify the ranking or priority of the Debt Securities or any Guarantee, (vi) release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the Indenture, or (vii) waive a continuing default in the payment of principal of or interest on the Debt Securities.

     The right of any holder to participate in any consent required or sought pursuant to any provision of the Indenture (and the obligation of the Company to obtain any such consent otherwise required from such holder) may be subject to the requirement that such holder shall have been the holder of record of any Debt Securities with respect to which such consent is required or sought as of a date identified by the Trustee in a notice furnished to holders in accordance with the terms of the Indenture.

CONCERNING THE TRUSTEE

     In the ordinary course of its business, Star Bank, N.A., the Trustee, provides, and may continue to provide, services to the Company as transfer agent for the Common Stock of the Company and is a party to the Company's Credit Agreement dated as of October 3, 1997. The Indenture contains certain limitations on the rights of the Trustee, if it becomes a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict or resign.

     The Indenture provides that if an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of its own affairs. The Trustee may refuse to perform any duty or exercise any right or power under the Indenture, unless it receives indemnity, satisfactory to it, against any loss, liability or expense.

GOVERNING LAW

     The Indenture, the Debt Securities and the Guarantees will be governed by the laws of the State of New York without giving effect to principles of conflict of laws.

                          DESCRIPTION OF COMMON STOCK

     The Company's authorized capital stock is 100,000,000 shares of Common Stock, par value $.01 per share. As of December 1, 1997, 40,978,934 shares of Common Stock were outstanding.

     Holders of shares of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. There are no cumulative voting rights with respect to the election of directors. Accordingly, the holder or holders of a majority of the outstanding shares of Common Stock will be able to elect the entire Board of Directors of the Company. Holders of Common Stock have no preemptive rights and are entitled to such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor. The Common Stock is not entitled to any sinking fund, redemption or conversion provisions. On liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in the net assets of the Company remaining after the payment of all creditors, if any. The outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable. The transfer agent and registrar for the Common Stock is Star Bank, N.A.

     The Company currently has the following provisions in its bylaws which could be considered to be "anti-takeover" provisions: (i) a bylaw requiring the affirmative vote of the holders of a majority of the outstanding shares of Common Stock or two-thirds of the other directors to remove a director and (ii) a bylaw limiting the persons who may call special meetings of stockholders to the Board of Directors or the President of the Company. These provisions may have the effect of delaying stockholder actions with respect to certain business combinations and the election of new members to the Board of Directors. As such, the provisions could have the effect of discouraging open market purchases of the Company's Common Stock because they may be considered disadvantageous by a stockholder who desires to participate in a business combination or elect a new director.

     The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of the Company's outstanding voting stock) from engaging in a "business combination" with the Company for three years following the date that person became an interested stockholder unless:

(i) before that person became an interested stockholder, the Board of Directors of the Company approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced (excluding stock held by persons who are both directors and officers of the Company or by certain employee stock plans); or (iii) on or following the date on which that person became an interested stockholder, the business combination is approved by the Company's Board and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the Company (excluding shares held by the interested stockholder). A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder.

                            DESCRIPTION OF WARRANTS

     The Company may issue Warrants, including Warrants to purchase Debt Securities or Common Stock as well as other types of Warrants. Warrants may be issued independently or together with any Debt Securities or Common Stock and may be attached to or separate from such Debt Securities or Common Stock. Each series of Warrants will be issued under a separate warrant agreement (each a "Warrant Agreement") to be entered into between the Company and a warrant agent ("Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants.

     The applicable Prospectus Supplement will describe the following terms of the Warrants in respect of which this Prospectus is being delivered: (i) the title of such Warrants; (ii) the aggregate number of such Warrants; (iii) the price or prices at which such Warrants will be issued; (iv) the designation, aggregate principal amount and terms of the Debt Securities or Common Stock purchasable upon exercise of such Warrants; (v) if applicable, the designation and terms of the Debt Securities with which such Warrants are issued and the number of such Warrants issued with each such Debt Security; (vi) if applicable, the date on and after which such Warrants and the related Debt Securities will be separately transferable; (vii) the price at which the Debt Securities or Common Stock purchasable upon exercise of such Warrants may be purchased; (viii) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (ix) if applicable, the minimum or maximum amount of such Warrants which may be exercised at any one time; (x) if applicable, any index or formula used to determine the amount of payments of principal of and any premium and interest on Debt Securities purchasable upon exercise of Warrants; (xi) information with respect to book-entry procedures, if any; (xii) if applicable, a discussion of certain United States Federal income tax considerations; and (xiii) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

                              PLAN OF DISTRIBUTION

     The Company may offer and sell the Securities to or through underwriters or dealers, and also may offer and sell the Securities directly to other purchasers or through agents.

     Each Prospectus Supplement will set forth the terms of the offering of the particular series of Securities to which the Prospectus Supplement relates, including the name or names of any underwriters, dealers or agents, the purchase price or prices of the Securities, the proceeds to the Company from the sale of such series of Securities, the use of such proceeds, any initial public offering price or purchase price of such series of Securities, any underwriting discount or commission, any discounts, concessions or commissions allowed or reallowed or paid by any underwriters to other dealers, any commissions paid to any agents and the securities exchanges, if any, on which such Securities will be listed. Any initial public offering price or purchase price and any discounts, concessions or commissions allowed or reallowed or paid by any underwriter to other dealers may be changed from time to time.

     Sales of Common Stock offered pursuant to any Prospectus Supplement may be effected from time to time in one or more transactions through The Nasdaq National Market, or in negotiated transactions or any combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at other negotiated prices.

     In connection with distributions of Common Stock or otherwise, the Company may enter into hedging transactions with broker-dealers in connection with which such broker-dealers may sell Common Stock registered hereunder in the course of hedging through short sales the positions they assumed with the Company.

     In connection with the sale of Securities, underwriters or agents may receive compensation from the Company or from purchasers of Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the applicable Prospectus Supplement.

     Under agreements which may be entered into by the Company, underwriters and agents who participate in the distribution of Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agent to solicit offers by certain institutions to purchase Debt Securities or Common Stock or Warrants to purchase Debt Securities or Common Stock from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the offered Debt Securities or Common Stock shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

     The Company may grant underwriters who participate in the distribution of Common Stock an option to purchase additional Common Stock to cover over-allotments, if any.

     The place and date of delivery for the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement.

     Unless otherwise indicated in the applicable Prospectus Supplement, the Securities in respect of which this Prospectus is being delivered (other than Common Stock) will be a new issue of securities, will not have an established trading market when issued and will not be listed on any securities exchange. Any underwriters or agents to or through whom such Securities are sold by the Company for public offering and sale may make a market in such Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such Securities.

     Certain of the underwriters and their affiliates may from time to time perform various commercial banking and investment banking services for the Company, for which customary compensation is received.

                                 LEGAL MATTERS

     The validity of the Securities offered hereby will be passed upon for the Company by Akin, Gump, Strauss, Hauer & Feld, L.L.P. Rick L. Burdick, a partner of Akin, Gump, Strauss, Hauer & Feld, L.L.P., is a director of the Company and is the beneficial owner of 62,500 shares of Common Stock (including options and warrants to purchase Common Stock).

                                    EXPERTS

     The consolidated and combined financial statements of International Alliance Services, Inc. and its subsidiaries as of December 31, 1996 and 1995, and for each of the years in the three year period ended December 31, 1996, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy and information statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, Suite 1400, 500 West Madison Street, Room 3190, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Commission at prescribed rates through its Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants such as the Company that file electronically with the Commission. Such material is also available for inspection at the offices of The National Association of Securities Dealers, Inc. (the "NASD"), 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Securities offered hereby (including all amendments and supplements thereto, the "Registration Statement"). This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and such Securities, reference is made to the Registration Statement, including the documents and exhibits filed or incorporated as a part thereof. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto can be inspected and copied at the public reference facilities and regional offices of the Commission and at the offices of the NASD referred to above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act, are incorporated by reference and made a part of this Prospectus: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996; (ii) all other reports filed pursuant to
Section 13(a) or 15(d) of the Exchange Act since December 31, 1996, specifically including the Company's Quarterly Report on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997, and September 30, 1997, respectively, and the Company's Current Reports on Form 8-K dated February 19, 1997 (as amended on Form 8-K/A filed on April 2, 1997), April 3, 1997, April 21, 1997, and July 23, 1997 (as amended on Form 8-K/A dated October 3, 1997), respectively; and (iii) the Company's Proxy Statement dated April 1, 1997 relating to the 1997 Annual Meeting of Stockholders held May 6, 1997.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document or information incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company undertakes to provide, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents or information referred to above that has been or may be incorporated by reference in this Prospectus (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference). Requests should be directed to Corporate Secretary, International Alliance Services, Inc., 10055 Sweet Valley Drive, Valley View, Ohio 44125, telephone (216) 447-9000.

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     NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                             PAGE
                                             ----
The Company................................    3
Use of Proceeds............................    4
Ratio of Earnings to Fixed Charges.........    4
Description of Debt Securities.............    4
Description of Common Stock................    7
Description of Warrants....................    8
Plan of Distribution.......................    8
Legal Matters..............................   10
Experts....................................   10
Available Information......................   10
Incorporation of Certain Documents by
  Reference................................   11

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                                  $125,000,000

                             INTERNATIONAL ALLIANCE
                                 SERVICES, INC.

                                DEBT SECURITIES
                                  COMMON STOCK
                                    WARRANTS

                            ------------------------
                                   PROSPECTUS
                            ------------------------

                               December 12, 1997

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                         CENTURY BUSINESS SERVICES, INC.


                      1,785,714 SHARES OF COMMON STOCK AND
                          900,000 COMMON STOCK WARRANTS



                               ------------------

                              PROSPECTUS SUPPLEMENT

                                  March 5, 1999